Exhibit 99.1

Event Name: Q2 2008 STEC, Inc. Earnings Conference Call

Event Date: 2008-08-04T12:30:00 UTC

******************************************************

C:	Mitch Gellman;STEC, Inc.;IR

C:	Dan Moses;STEC, Inc.;EVP and CFO

C:	Manouch Moshayedi;STEC, Inc.;Chairman and CEO

P:	Rich Kugele;Needham & Co.;Analyst

P:	Richard Shannon;Northland Securities;Analyst

P:	Dan Morris;Oppenheimer & Co.;Analyst

P:	Gavin Duffy;Broadpoint Capital;Analyst

P:	Vijay Rakesh;ThinkPanmure;Analyst

P:	Aaron Rakers;Wachovia;Analyst

P:	Sal Kamalodine;B.Riley & Co.;Analyst

P:	Bob Gujavarty;Deutsche Bank;Analyst

******************************************************

C: Mitch Gellman;STEC, Inc.;IR

C:	Dan Moses;STEC, Inc.;EVP and CFO

C:	Manouch Moshayedi;STEC, Inc.;Chairman and CEO

P:	Rich Kugele;Needham & Co.;Analyst

P:	Richard Shannon;Northland Securities;Analyst

P:	Dan Morris;Oppenheimer & Co.;Analyst

P:	Gavin Duffy;Broadpoint Capital;Analyst

P:	Vijay Rakesh;ThinkPanmure;Analyst

P:	Aaron Rakers;Wachovia;Analyst

P:	Sal Kamalodine;B.Riley & Co.;Analyst

P:	Bob Gujavarty;Deutsche Bank;Analyst

+++ presentation

Operator: Good morning. My name is Dorothy and I will be your conference operator today. At this time, I would like to welcome everyone to the STEC second-quarter 2008 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS)

I would now like to turn the conference over to Mitch Gellman, Vice President of Investor Relations. Mr. Gellman, you may begin your conference.

Mitch Gellman: Thanks, Dorothy. Good morning, everyone. Thanks again for joining us for our Q2 2008 earnings conference call. First, let me update you on our upcoming conference presentation plans particularly with three conference presentations this week and an on-deal roadshow. Again, all the week of August 4. Tomorrow, August 5, Dan and I will be presenting at Pacific Crest securities technology leadership forum in Vail, Colorado; and in addition, Pat Wilkison, our Vice President of Marketing and Business Development, will present at the PC conference as part of the special keynote panel discussing solid-state drive technologies and the markets they impact.

The following day, August 6, Wednesday, we will present at RBC Capital Markets technology conference in San Francisco. And on Wednesday and Thursday, August 6 and 7, Manouch will be in New York City with ThinkPanmure for a non-deal roadshow. The following Monday, August 11, Oppenheimer will bring their Southern California semiconductor bus tour to STEC.

Now with me today for this discussion and Q&A session, our Chairman and CEO, Manouch Moshayedi, as I mentioned, and our Chief Financial Officer and Director, Dan Moses.

Various comments about the Company’s future expectations, plans, and prospects made during today’s earnings conference call, including the question-and-answer session constitute forward-looking statements within the meaning of Section 27a of the Securities Act of 1933 as amended and Section 21e of the Securities Act 1934 as amended and are based on management’s current expectations. These forward-looking statements entail various significant risks and uncertainties that could cause our actual results to differ materially from those expressed in such forward-looking statements. The risks and uncertainties are detailed under risk factors in filings with the Securities and Exchange Commission made from time to time by us including our annual report on Form 10-K, our quarterly reports on Form 10-Q, and our current reports on Form 8-K, including the 8-K filed earlier today for this news release.

The filings are available under the category SEC filings in the investor relations section at our website, which is www.stec-inc.com. Forward-looking statements in this teleconference are generally identified by words such as believes, anticipates, expects, intend, may, will, and other similar expressions; however, these words are not the only way we identify forward-looking statements. In addition, any statements that refer to expectations, projections, or characterizations of future events or circumstances are forward-looking statements. Listeners are cautioned not to place undue reliance on these forward-looking statements, which represent our views only as of today.

While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if our estimates change and therefore you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

I would like to thank you again for joining us and now I would like to turn the call over to Dan Moses, our CFO. Dan?

Dan Moses: Thank you, Mitch. Welcome, everyone. We are very pleased to once again report a better-than-expected quarter in the second quarter of 2008 with continued strong sales from our ZeusIOPS product line at $12.2 million in the second quarter of 2008, up from $7.0 million in the first quarter of 2008. We received a second design win at a major enterprise storage customer and expect to ship qualification units for their end-user testing in the third quarter of 2008. ZeusIOPS product qualifications with other new customers are also progressing rapidly.

In addition, we will ship production volume orders in the notebook and sub notebook markets in the third quarter of 2008. And finally, we are pleased to report that qualifications of our Mach8/IOPS for the enterprise server market are progressing very well in several potential high-volume opportunities that could commence in the first half of 2009.

Our new 210,000 square foot facility in Malaysia now accounts for about one-third of our capacity output. Although we hope to accelerate capacity output in Malaysia at a more accelerated pace, we were very happy with the progress and are excited about the competitive advantages that the Malaysia facility will bring to us in the next few quarters.

For the second quarter of 2008 on a continuing operations basis, revenue by product lines were as follows. Flash memory was $32.2 million or 57.3% of total revenue, an increase from $29.3 million in the first quarter of 2008. DRAM memory was $21.5 million or 38.3% of total revenues and increased from $19.8 million in the first quarter of 2008 and service revenue was $2.5 million or 4.4% of total revenues. International sales comprised 16.4% of our total revenues in the second quarter of 2008.

Our average sale price by for non-service revenue was flat at $36 per unit in both the first and second quarters of 2008. Average shipment density of our memory products was relatively flat or increased slightly from 1.2 GB in the first quarter of 2000 to 1.5 GB in the second quarter of 2008 due to a shift in product mix towards higher capacity flash products. We shipped 1.5 million memory units in the second quarter of 2008, an increase from 1.4 million units in the first quarter of 2008.

Our GAAP results included several expense items that we do not expect to recur in our long-term operating model. These items are detailed in our second-quarter of 2008 earnings release that was issued earlier this morning. The following comparisons are based on non-GAAP operating expenses from continued operations for the first and second quarters of 2008. Non-GAAP sales and marketing spending increased from $4.3 million in the first quarter of 2008 to $4.5 million in the second quarter of 2008, due primarily to higher commissions paid on increased sales and expenses related to the expansion of our international sales team.

Non-GAAP general and administrative spending increased from $4.1 million in the first quarter of 2008 to $4.4 million in the second quarter of 2008, due primarily to increases in property taxes and compensation expense. Our non-GAAP research and development expenses increased from $3.9 million in the first quarter of 2008 to $4.3 million in the second quarter 2008, due primarily to an increase in payroll costs related to expanding global research and development efforts related to the continued development of our Flash SSD product lines.

Our capital expenditures were $8.6 million during the second quarter of 2008 as a significant amount of production equipment was put into service in our Malaysian facility. Depreciation and amortization expenses were approximately $2.1 million during the second quarter of 2008.

I would like to thank you all very much for joining us today and this concludes our prepared remarks and now I’m going to turn over the call for questions for Manouch, Mitch, and myself. Thank you very much.

+++ q-and-a

Operator: (OPERATOR INSTRUCTIONS) Kamal Das, Lehman Brothers:

Kamal Das: Congratulations on the quarter, guys. Can you please update us again on how you see the $50 million SSD target for 2008? I have a few follow-up questions after that.

Manouch Moshayedi: How do we see what?

Kamal Das: The 50 million target for SSDs in 2008.

Manouch Moshayedi: Yes, I think that by the end of the third quarter, we would have done over $30 million of SSDs and we think that fourth quarter should be a very good quarter for us.

Kamal Das: Ok. And as we look at SSD and we look at the full segment enterprise storage, enterprise server, notebook, and sub notebook, can you — see how we should expect the growth trends to be and how the margin trends to be enough in the four different sub segments in SSDs?

Dan Moses: Could you repeat your question, please?

Kamal Das: Sorry, in the SSD sub segments like enterprise storage, enterprise server, notebook, and sub notebook, can you please explain to us how we should expect the growth trends to be and how we should expect the margin trends to be?

Manouch Moshayedi: I can’t really comment on all four, saying how the growth trends are going to be, but I think we’ve mentioned it in our release that our ZeusIOPS is doing great. Our Mach8/IOPS is also doing great and we are getting good qualifications done at server OEMs and on the Mach 8 MLC and ultra-mobile laptop SSDs are also progressing quite well. We are going to be shipping those types of products in the third quarter already.

Kamal Das: And how should we expect the margin trends in the four different segments?

Manouch Moshayedi: I can’t really comment on that. I really would like to ask everyone to just ask one question at a time so we can give everybody a chance to ask questions also.

Kamal Das: Sure, the last question from me, if I may. Can you also please elaborate on the trends on your ramp in Malaysia and how that should impact your tax rate in 2009?

Manouch Moshayedi: Yes, we have already mentioned on Malaysia we think that it is going to be positively impacting our taxes in 2009 and we will be hoping to get it down below the 20% range.

Kamal Das: Okay, thanks a lot. Thank you, guys.

Operator: Rich Kugele, Needham & Co.

Manouch Moshayedi: Hi Rich, How are you?

Rich Kugele: Good morning. Very well and congratulations. When it comes to the inventory, I guess I will ask my question on that. Can you just describe your procurement process, when you get an order from — for an SSD for example and how that affects both your inventory and your working capital purchases and I guess the way you sign the contracts?

Manouch Moshayedi: The way that we like to work it is that once we have got a purchase order from a customer or a very solid forecast along with a purchase order from a customer, we negotiate a price at that point with the customer on an ongoing basis. So throughout the life of that purchase order, we will lock in a price and delivery date. So we really don’t like to take any risk whatsoever on either availability or pricing of our components at that point.

And we like to lock in all the parameters of that purchase order at that point and that’s why you see our inventory go up to the extent that it has gone up. We will see good purchase orders and forecasts from major OEMs that carry on up to first quarter of 2009 and as a result, we locked in all the material that was needed for all of that purchase order.

Rich Kugele: Okay, great. Can you just give us the ZeusIOPS percentage of total SSD or however you want to present it?

Manouch Moshayedi: Yes, Dan mentioned in his remarks also there was over $12 million, I think it was $12.2 million of total ZeusIOPS in Q2. So about a $5 million increase over Q1 mostly for qualifications, some for production with a current OEM customer that we have.

Just during the past few weeks, we have received qualification notes from another major enterprise server and storage OEM that has qualified us on our ZeusIOPS across multiple platforms. So we think that around end of this quarter we will be shipping good quantities of ZeusIOPS to that customer to be built into customer, their customer qual units and hopefully in Q4 of this year, we will see more production units. And we are pretty confident that by the end of this year we will see more qualifications from the rest of the storage and server markets on ZeusIOPS.

Rich Kugele: Great, thank you very much.

Operator: Richard Shannon, Northland Securities.

Richard Shannon: Maybe a quick question on the large enterprise storage and server customer you talked about. You talked about getting designed in across a wide range of products here. Across that whole range, does this mean you are really — you’ve kind of effectively shut out the competition there? Is that a sole-source opportunity across the range there or can you help us understand that a little bit better?

Manouch Moshayedi: As far as SSDs go, we have no competition in some of these markets. As I’ve mentioned in many of our calls in previous quarters, we see the ZeusIOPS type of product line not to have any competition at least for the next — I imagine two years by a year ago. So I would say there’s at least another year left of anyone coming into that market. And we, frankly, are not seeing yet anyone showing up with performances that we can offer our customers for those types of SSDs.

So at this point there is no competition to shut out. We are single source at this point.

Richard Shannon: I guess it seems that the Company might be making a statement that you are being designed in across the wide range of products and therefore might be making more of a strategic conclusion there. So I guess I just wanted to make sure that was what you were saying.

Manouch Moshayedi: Well, the thing is across a wide range of enterprise server, enterprise storage types of groups of products, so you have got the very high-end enterprise storage type of products and you’ve got low-end and midrange. And we are being qualified or we’ve been given qualifications on across the board with all of those from low-end to midrange and high-end using our ZeusIOPS and Mach8/IOPS product line.

Richard Shannon: Okay, and a quick follow-up, if I may. I think you mentioned last quarter you are expecting to get to roughly 50% of production from Malaysia by the end of the year. I did not hear you make that specific of a statement this time. I am wondering what your goals are? Do they continue to be at that level or — ?

Manouch Moshayedi: I think we will be a bit higher than 50% of our production by the end of this year out of Malaysia.

Richard Shannon: Okay, great. Thank you very much.

Operator: Dan Morris, Oppenheimer.

Dan Morris: Good morning, guys. Congrats on the quarter as well. Just wanted to dive in a little bit more on the Mach 8 announcement. The Mach8/IOPS. So when you look at this market, I guess you are saying you are going to ship in the first half of ‘09. How exactly do you see the market evolving? Do you see it favoring MLC-based or SLC-based type of solutions?

Manouch Moshayedi: Two different markets. On the SLC base, we are talking about MACH8 IOPS which goes into enterprise server markets. On the MLC-based one, we are talking about laptop type of product lines and that is for laptops and ultra-mobile laptops. So on the ultra-mobile and on the laptop Mach8, we are already shipping that product line out and we are in production with that product with customers already.

On the Mach8/IOPS for server applications, that is what we are talking about in the first half of 2009 picking up. So that one is in the last stages of qualifications and basically getting everything ready for production in Q1, Q2 of ‘09.

Dan Morris: Okay, just as a follow-up, have you had any feedback from any of the field deployments that you’ve had on Zeus?

Manouch Moshayedi: Any end-user feedback?

Dan Morris: Yes.

Manouch Moshayedi: It has been great. I think if you go into some of our customers’ websites and see the comments that they have made also, you will see that their customers are extremely happy with the SSD-based storage system and we definitely not only saving them money, but it gives them a lot more efficiency in their systems. So as far as we know, everything has been quite positive about SSD-based storage products.

Dan Morris: Thank you.

Operator: Gavin Duffy, Broadpoint Capital.

Gavin Duffy: Good morning, great quarter and good guidance. I did have a question. Was there any timing on the receivables from the notebooks, sub notebook market that actually negatively impacted Q3? I just didn’t know if there’s any of these that kind of had a bit of a long payment feature.

Manouch Moshayedi: Are you talking about payment terms?

Gavin Duffy: Yes, I am just saying that because of some of these being newer projects, was there anything that was — that would basically be the payment was kind of something that you figured might come in Q4?

Manouch Moshayedi: No, the payment terms with our customers are pretty simple and understand the terms that we offer most of our large customers. So we don’t see any sort of a glitch in terms of payment terms.

Dan Moses: Yes and we feel like we have very good liquidity. We’ve still got over $60 million of cash on our balance sheet. I think we announced last week that we just closed on the Wachovia loan deal, so that gives us additional availability in the event that sales ramp up very, very quickly. So we are able to tap into that line as well for working capital. So we feel from a liquidity standpoint we are in very, very good shape.

Gavin Duffy: That’s great. Can you maybe talk a little bit about some of the drivers that people are looking at in enterprise storage to go across multiple platforms, you know from the very high end now down to maybe some of the small/medium business applications?

Manouch Moshayedi: What is the exact question?

Gavin Duffy: Basically some of these market drivers for enterprise storage now where your customers are looking at deploying it over multiple platforms, where at first it seemed like it was only at the very high end and now it seems like there’s maybe some small/medium business opportunities.

Manouch Moshayedi: That’s right, so the very high-end storage systems that are very expensive are basically all targeted towards the very large corporations. But I think you will see that even in the low-end and midrange type of storage systems that are for smaller companies, the SSDs are very much deployable and useful. So we expect all of those markets to grow quite fast once the qualifications at the customer base is done. As we’ve mentioned, we are still evangelizing this whole market on the very high-end SSDs.

So the results will come a little bit slower than usual. However, we have shown quarter after quarter that growth is absolute possibility and it is happening and people are embracing this technology. So going into 2009, we are extremely positive about the whole SSD market especially in the enterprise group of products from low-end to the very high-end.

Dan Moses: Gavin, I think one of the things I would add is that in the past quarter, we continue to move along with our ZeusIOPS product and that is going very, very well. We are starting to add additional customers but we’ve been now qualifying for several months our server product line and we are getting very, very good feedback and these are very high-volume potential opportunities with all the major server customers. So that’s probably been the biggest news in the quarter for us is that not only are the ZeusIOPS qualifications going and we are adding customers, but we are getting extremely good feedback on our Mach8 product line.

There are other enterprise server type of SSDs out in the market, but where we feel like we distinguish ourselves is where you have most applications where there’s a mix of a need for both high reads and high write speeds, our product we believe is by far the best in class and so we are getting great feedback. And we think there are some good opportunities for us in the next couple quarters there.

Gavin Duffy: Great, thank you very much.

Operator: Vijay Rakesh, ThinkPanmure.

Vijay Rakesh: On the enterprise, where it looks like your new (inaudible) enterprise OEM with the ZeusIOPS, is the ramp there kind of similar to your first win? How should we look at that?

Manouch Moshayedi: Yes, it should be about the same. So we think that in Q3 we will already ship some products for — to build at least sample quantities for their customer base and then going into Q4 and Q1 of next year, hopefully based on customer orders. So same type of ramp as before.

Vijay Rakesh: Got it. Here it looks like — now I heard a second enterprise customer here. How do you see the competition on the enterprise side? I guess you get asked this question every time, but just wanted to throw it in anyway.

Manouch Moshayedi: How do we see enterprise SSDs coming and competing with us? Is that the question? Well, as I’ve mentioned over and over again, we still don’t see anyone competing in this market or having a viable product, so same thing as before. We are the only company out there. We have no competition in this market and we don’t really foresee one for the next at least four quarters or so.

Vijay Rakesh: Got it, and the last question, the tax rate when you start to see that start to come down, is that Q1 ‘09? Where do you see that start to come down?

Dan Moses: Yes, we are working on putting in the systems to transition a lot of the sales over to Malaysia. Hopefully that begins to ramp up in Q4, but I would say if not Q4, for sure by Q1 we should start to see that start to come down.

Vijay Rakesh: Okay, great. Thanks a lot. Good job, guys.

Operator: Aaron Rakers, Wachovia.

Aaron Rakers: Thanks, guys, for taking the question. Congratulations as well. I want to clarify one comment that you had made earlier on the ZeusIOPS business. You had mentioned that mostly of that was qualifications over production. Can you comment on how that looks in terms of specifically the production units now that EMC has really been out for roughly a quarter in terms of shipping their Symmetrix option of SSDs?

Manouch Moshayedi: Actually it looks pretty good. The comments that we are getting back are very good and then basically if you go and look at the logs that’s inside of EMC’s website, you will see that their customers are quite positive about it all so. I think everyone sees the potential of these enterprise class SSDs into those storage systems. So as far as the customers are concerned, quite positive outlook on all of those systems that use enterprise-level SSDs at this point.

Aaron Rakers: Right, and just to clarify the earlier comment, the customer win that you are announcing here today, that is a new customer rather than an expansion within or across different product lines within an existing customer, correct?

Manouch Moshayedi: That is correct.

Aaron Rakers: Okay, then I guess final thing for me is that with the ASP trend commenting on an overall basis being flattish and while at the same time you are seeing your ZeusIOPS revenue ramp quite a bit, I’m just trying to understand what are we seeing in terms of the ASP trends within the SSD piece of the business?

Manouch Moshayedi: On the SSD side, prices are quite stable actually. They are not going down as fast as you would think in terms of — because of flash pricing. The SLC flash that we buy is a very special product line that is not readily available and as a result, the prices stay quite stable on that product.

Aaron Rakers: My final question, then I will cede the floor. If I take what you’ve said on the SSD side and what you’ve said on the total flash business in the quarter, it looks like the revenue outside of the SSDs was down a bit. Can you help me understand that and how maybe that trend looks going forward?

Manouch Moshayedi: I think that has to do with seasonal type of a thing, but I think going forward we are doing quite well still with all existing customers and all the existing design [efforts] if it is a DRAM or CompactFlash type of client for the networking sector. So we see that type business also growing at a slower pace, but still growing a little bit. On the DRAM side, we are definitely trying to keep it at that level that we’ve mentioned that we want to be in the $80 million range for the year for DRAM and we are trying to stay that way.

Dan Moses: Aaron, one of the trends we are seeing kind of looking at a couple of quarters is now we are in front of a lot of new customers in the enterprise storage, server, and notebook arenas that we really hadn’t sold to in the past. And as we are going out and pitching our SSDs, we’re also seeing some opportunities for some of the smaller capacity flash items as well. So there are definitely opportunities for us there and so potentially there is room for growth in those small capacity flash products as well as we are kind of out in front of a lot more customers than we were in the past.

Aaron Rakers: Great. Thanks again for taking the questions.

Operator: Sal Kamalodine, B. Riley.

Sal Kamalodine: I wanted to see if you could give a little more clarity on the revenue guidance for next quarter maybe by breaking that out between your expectations for flash and DRAM? And then maybe within flash, give some sense for what your expectations are for SSD, versus CompactFlash products and some of the other product lines?

Manouch Moshayedi: We can’t break revenues down. We haven’t done it in the past. We can’t break everything down with margins and specific product lines, but I think the guidance that we have given speaks for itself. It is a very good quarter and I think also going into the Q4, we are seeing — see quite a good amount of ramp from Q3.

Sal Kamalodine: Okay, so on that same topic of your expectations in the guidance, Dan, what should we model in for the startup expenses for Malaysia for the second half of the year?

Dan Moses: Yes, the Malaysia, the ramp-up has gone a little bit slower, which is I guess kind of comes with the territory of bringing up new facilities for us. So I think we were hoping to be a little further along so we are at least expecting the non-GAAP again from Malaysia for Q3 until we at least get up to some somewhat more meaningful capacity output from Malaysia.

So we will probably non-GAAP it again. So it should be a little higher than what you see in the tables in the back of the earnings release for Q2, for Q3. The main management team is in place. We are adding additional headcount in manufacturing and testing, which does not add a lot of cost. So I would expect a small ramp into Q3 and then hopefully we can, as Manouch said, by the end of the year hopefully we will have some meaningful production out of Malaysia going forward.

Sal Kamalodine: Okay, so Q3 startup expenses a bit higher than Q2?

Dan Moses: Yes, we will continue to hire, but the higher dollar management team is in place, so we don’t expect significant ramps.

Manouch Moshayedi: Just to clarify that, when we talk about higher, we are not talking about significant numbers higher. We’ve already got the equipment in there. It is going to be people wise is going to be — a little bit higher. On that note, R&D will constantly for the near future until we get all of our projects under control, is going to climb still. And we are very actually happy about that that we are able to find resources that we need to service the customers.

Sal Kamalodine: Got it. Then my last question, with respect to the EMC business, you made some comments on that. But just wondering what your expectations are for your shipments to that customer in the second half of the year maybe just based on what you are hearing in terms of the adoption rate or the SSD configuration of the Symmetrix [array] at the end customers?

Manouch Moshayedi: Again, I cannot comment on what we’re going to sell to a specific customer. So you’ve got to have a little bit more general question for me to answer.

Sal Kamalodine: Okay, thanks.

Operator: (OPERATOR INSTRUCTIONS) Bob Gujavarty, Deutsche Bank.

Bob Gujavarty: Good job in a pretty choppy environment. Just had a few housekeeping type questions. Traditionally you gave out just your top customers in the quarter as a percentage. Could you go through those, maybe the top two? You don’t have to name the customers, but —

Dan Moses: Sure, we have our top telecom customer was by far the largest customer again, I think coming in somewhere around 40%. We will have the Q out in the next couple of days which will detail that. And then our top enterprise storage customer was also over 10%, slightly over. He was probably high teens or 20%.

So I think as we go forward, we are pretty concentrated with those two, but we have a lot of opportunities, a lot of large potential customers. So I think as we go forward, we will add a lot of other additional large customers and some of those concentrations will shrink.

Bob Gujavarty: Okay, great. There was a comment about the tax rate perhaps falling below 20%. Was that a quarterly (inaudible) number or is that a full year number for next year?

Dan Moses: It’s a little bit difficult to say. There’s a lot of variables. I think that’s kind of the long-term model is how I would say it, but I wouldn’t commit to either what quarter it switches over or if it is for the full year. It is going to depend on a lot of different variables including product mix and how quickly we can convert US customers to be international customers by dealing with their international subs.

So definitely long-term, we think that that’s very feasible, but the timing of it is a little bit still fuzzy.

Bob Gujavarty: Okay, fair enough. A quick one on CapEx. It was up a little bit Q-on-Q. What is your current plan for second-half ‘08?

Dan Moses: Yes, that was basically us putting equipment and service over in Malaysia, so we are bringing all the lines up. So we went from not having equipment up and running and now it is up and running and the next step is to basically go from one shift over there to multiple shifts. And so I don’t expect a lot more equipment to come on. I think all the equipment is up and running now so I think we said our plan is probably kind of maintenance level of $5 million or so a year going forward. But we have done the upfront capital expenditures needed for the building and land and equipment in Malaysia, so some of it depends on revenues and the need for capacity, but I think we are in pretty good shape. And it should pretty much be maintenance level for the next couple of years.

Bob Gujavarty: Great. Thanks, guys. If I just have one final one, this one is a little bit longer. I was just curious about what was the puts and takes in the quarter in terms of great SSD growth. I mean it looks like all the incremental growth was in the businesses you are focusing on. I’m just curious about the margin profile there. Given that all the good stuff that grew, just curious if there’s some puts and takes in the margin side that I should think about? Was there some other stuff that was — that didn’t do so well? Just if you can talk about that a little bit.

Manouch Moshayedi: I think our margins during the quarter went up from last quarter, so I think we went to (multiple speakers)

Dan Moses: Yes, margin went up slightly and DRAM actually also grew, too, so I think we had growth across the board. One of the new things moving into the second half is we’ve got new markets and that we will be selling into the notebook and ultra mobile notebook market. So we’re adding a new product line and then towards the end of the year or early next year, we expect significant growth also from the server platform.

So we are kind of just layering in new buckets of revenue. So I think Q2 was good. We had growth kind of across the board and we see next two quarters additional growth in notebooks and then next year we expect significant growth in the server market as well.

Bob Gujavarty: Okay, thanks.

Operator: At this time, there are no further questions.

Manouch Moshayedi: Thank you very much, everyone. Thanks for joining us on our call and I hope that we’re going to have a good day today. I’ll talk to you all later on and we will see you in New York and on various deal shows or non-deal shows that we come and visit. Talk to you later. Goodbye.

Operator: This concludes today’s conference call. You may now disconnect.